Exhibit 99.1

For Immediate Release

Mediacom Broadband LLC and Mediacom LLC Report

Results for First Quarter 2012

Middletown, NY – May 10, 2012 – MEDIACOM BROADBAND LLC AND MEDIACOM LLC, wholly-owned subsidiaries of Mediacom Communications Corporation, today each reported unaudited financial and operating highlights for the three months ended March 31, 2012.

Mediacom Broadband LLC*

•	Revenues were $221.2 million, reflecting a 2.6% increase from the prior year period

•	Operating income before depreciation and amortization (“OIBDA”) was $83.4 million, reflecting a 5.0% increase from the prior year period

•	Free cash flow of $17.7 million, compared to $10.7 million in the prior year period

•	Net quarterly additions of 25,000 primary service units (“PSUs”), compared to a net gain of 1,000 in the prior year period

Mediacom LLC*

•	Revenues were $168.7 million, reflecting a 1.4% increase from the prior year period

•	Adjusted OIBDA was $68.4 million, reflecting a 7.5% increase from the prior year period

•	Free cash flow of $24.5 million, compared to $19.5 million in the prior year period

•	Net quarterly additions of 16,000 PSUs, compared to a net loss of 1,000 in the prior year period

About Mediacom

Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of broadband products and services, including digital television, video-on-demand, digital video recorders, high-definition television, as well as high-speed Internet access and phone service. Mediacom Communications also offers affordable broadband communications solutions that can be tailored to any size business through Mediacom Business. For more information about Mediacom Communications, please visit www.mediacomcc.com.

Contacts:
Investor Relations	Media Relations
Calvin G. Craib	Thomas J. Larsen
Senior Vice President, Corporate Finance	Group Vice President, Legal and Public Affairs
(845) 695-2675	(845) 695-2754

*	See Table 5 for information regarding our use of non-GAAP measures and definitions of OIBDA, Adjusted OIBDA and free cash flow.

TABLE 1*

Mediacom Broadband LLC

Selected Financial and Operating Data

(Dollars in thousands, except per unit data)

(Unaudited)

	Three Months Ended March 31,
	2012		2011		YoY% Change
Video	$118,051		$123,137		(4.1)%
High-speed data	55,389		49,782		11.3%
Phone	16,520		16,755		(1.4)%
Business services	19,385		14,827		30.7%
Advertising	11,855		11,155		6.3%

Total revenues	$221,200		$215,656		2.6%
Service costs	(90,309)		(89,985)		0.4%
SG&A expenses	(43,982)		(42,194)		4.2%
Management fees	(3,460)		(3,997)		(13.4)%

OIBDA (a)	$83,449		$79,480		5.0%
Cash interest expense (a)	(26,735)		(26,633)		0.4%
Capital expenditures (b)	(34,513)		(37,650)		(8.3)%
Dividend to preferred members	(4,500)		(4,500)		—

Free cash flow (a)	$17,701		$10,697		65.5%

OIBDA margin (c)	37.7%		36.9%

	March 31, 2012		March 31, 2011
Video customers	591,000		654,000
High-speed data customers	489,000		469,000
Phone customers	189,000		175,000

Primary service units (“PSUs”)	1,269,000		1,298,000

Video customer loss	(5,000)		(9,000)
High-speed data customer gain	21,000		10,000
Phone customer gain	9,000		—

Quarterly PSU gain	25,000		1,000

Customer relationships (d)	706,000		729,000

Average total monthly revenue per:
Video customer (e)	$124.23		$109.17
PSU ( f)	$58.68		$55.40
Customer relationship (g)	$104.81		$98.61

	March 31, 2012		March 31, 2011
Bank credit facility	$1,470,000		$1,560,500
8 1/2% senior notes due 2015	500,000		500,000

Total debt	$1,970,000		$2,060,500

Total leverage ratio (h)	5.90	x	6.48	x
Interest coverage ratio (i)	3.12	x	2.98	x

*	See Tables 3 and 5.

TABLE 2*

Mediacom LLC

Selected Financial and Operating Data

(Dollars in thousands, except per unit data)

(Unaudited)

	Three Months Ended March 31,
	2012		2011		YoY% Change
Video	$90,940		$95,837		(5.1)%
High-speed data	45,696		41,076		11.2%
Phone	15,096		14,698		2.7%
Business services	13,259		11,451		15.8%
Advertising	3,666		3,244		13.0%

Total revenues	$168,657		$166,306		1.4%
Service costs	(73,713)		(76,560)		(3.7)%
SG&A expenses	(27,618)		(27,541)		0.3%
Management fees	(3,460)		(3,082)		12.3%

OIBDA (a)	$63,866		$59,123		8.0%
Investment income from affiliate	4,500		4,500		—

Adjusted OIBDA (a)	$68,366		$63,623		7.5%
Cash interest expense (a)	(23,355)		(23,991)		(2.7)%
Capital expenditures (b)	(20,537)		(20,095)		2.2%

Free cash flow (a)	$24,474		$19,537		25.3%

Adjusted OIBDA margin (j)	40.5%		38.3%

	March 31, 2012		March 31, 2011
Video customers	468,000		521,000
High-speed data customers	398,000		386,000
Phone customers	165,000		158,000

Primary service units (“PSUs”)	1,031,000		1,065,000

Video customer loss	(5,000)		(9,000)
High-speed data customer gain	15,000		7,000
Phone customer gain	6,000		1,000

Quarterly PSU gain (loss)	16,000		(1,000)

Customer relationships (d)	574,000		592,000

Average total monthly revenue per:
Video customer (e)	$119.49		$105.49
PSU ( f)	$54.96		$52.03
Customer relationship (g)	$98.37		$93.48

	March 31, 2012		March 31, 2011
Bank credit facility	$980,000		$1,255,500
9 1/8% senior notes due 2019	350,000		350,000
7 1/4% senior notes due 2022	250,000		—

Total debt	$1,580,000		$1,605,500

Total leverage ratio (h)	5.78	x	6.31	x
Interest coverage ratio (i)	2.93	x	2.65	x

*	See Tables 4 and 5.

TABLE 3

Mediacom Broadband LLC

Reconciliation of Non-GAAP Measures

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Free cash flow	$17,701	$10,697
Capital expenditures	34,513	37,650
Dividend to preferred members	4,500	4,500
Other expense, net	(326)	(808)
Changes in assets and liabilities, net	14,859	8,627

Net cash flows provided by operating activities	$71,247	$60,666

OIBDA	$83,449	$79,480
Depreciation and amortization	(37,429)	(35,304)

Operating income	$46,020	$44,176

Cash interest expense	$26,735	$26,633
Amortization of deferred financing costs	1,202	792

Interest expense, net	$27,937	$27,425

TABLE 4

Mediacom LLC

Reconciliation of Non-GAAP Measures

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Free cash flow	$24,474	$19,537
Capital expenditures	20,537	20,095
Other expense, net	(463)	(556)
Changes in assets and liabilities, net	(15,729)	9,159

Net cash flows provided by operating activities	$28,819	$48,235

Adjusted OIBDA	$68,366	$63,623
Investment income from affiliate	(4,500)	(4,500)

OIBDA	$63,866	$59,123
Depreciation and amortization	(29,066)	(29,299)

Operating income	$34,800	$29,824

Cash interest expense	$23,355	$23,991
Amortization of deferred financing costs	939	1,020

Interest expense, net	$24,294	$25,011

TABLE 5

Use of Non-GAAP Financial Measures

“OIBDA,” “Adjusted OIBDA,” “cash interest expense” and “free cash flow” are not financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. We define OIBDA as operating income before depreciation and amortization and Adjusted OIBDA as OIBDA plus investment income from affiliate. We define cash interest expense as interest expense, net, less amortization of deferred financing costs. For Mediacom Broadband LLC, we define free cash flow as OIBDA less capital expenditures, cash interest expense and dividends to preferred members. For Mediacom LLC, we define free cash flow as Adjusted OIBDA less capital expenditures and cash interest expense. OIBDA, Adjusted OIBDA, cash interest expense and free cash flow have inherent limitations as discussed below.

OIBDA and Adjusted OIBDA are some of the primary measures used by management to evaluate our performance and to forecast future results. We believe OIBDA and Adjusted OIBDA are useful for investors because it enables them to assess our performance in a manner similar to the methods used by management, and provides a measure that can be used to analyze value and compare the companies in the cable industry. A limitation of OIBDA and Adjusted OIBDA, however, is that they exclude depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management utilizes a separate process to budget, measure and evaluate capital expenditures. OIBDA and Adjusted OIBDA may not be comparable to similarly titled measures used by other companies, which may have different depreciation and amortization policies, and are key components in our covenant calculations, as defined under our debt arrangements.

Free cash flow is used by management to evaluate our ability to repay debt, and to facilitate the growth of our business with internally generated funds. A limitation of free cash flow, however, is that it may be affected by the timing of our capital spending. We believe free cash flow is useful for investors for the same reasons and provides measures that can be used to analyze value and compare companies in the cable television industry, although our measure of free cash flow may not be directly comparable to similar measures reported by other companies.

OIBDA, Adjusted OIBDA and free cash flow should not be regarded as alternatives to operating income or net income as indicators of operating performance, or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA and Adjusted OIBDA, and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to free cash flow.

Cash interest expense excludes the amortization of financing costs which were paid upon the financing of the relevant debt. We believe cash interest expense is useful for investors because it enables them to assess our cost of debt for the current period without including the amortization of financing costs that were previously paid. We believe interest expense, net, is the most directly comparable GAAP financial measure to cash interest expense.

For reconciliations of OIBDA, Adjusted OIBDA, cash interest expense and free cash flow to their most directly comparable GAAP financial measures, see Tables 3 and 4.

Cautionary Statement Regarding Forward-Looking Statements

In this press release, we state our beliefs of future events and of our future financial performance. These forward-looking statements are not guarantees of future performance or results, and are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate as a result of various factors, many of which are beyond our control. Factors that may cause such differences to occur include, but are not limited to: increased levels of competition; greater than anticipated programming and other service costs; our ability to generate sufficient cash flow to meet our debt service obligations; and other risks and uncertainties discussed in the Annual Reports on Form 10-K for the year ended December 31, 2011 for each of Mediacom Broadband LLC and Mediacom LLC. We disclaim any obligation to update any forward-looking statements contained herein, except as required by applicable federal securities laws.

NOTES:

(a)	See Table 5 for information about our use of Non-GAAP financial measures.

(b)

Capital expenditures for Mediacom Broadband LLC exclude changes in accrued property, plant and equipment, which represented a cash use of $8.0 million during the three months ended March 31, 2012. Capital expenditures for Mediacom LLC exclude changes in accrued property, plant and equipment, which represented a cash use of $3.9 million during the three months ended March 31, 2012.

(c)	Represents OIBDA as a percentage of total revenues.

(d)	Represents the total number of customers that receive at least one level of service, without regard to which service(s) customers purchase.

(e)	Represents average total monthly revenues for the quarter divided by average video customers for such quarter.

(f)	Represents average total monthly revenues for the quarter divided by average PSUs for such quarter.

(g)	Represents average total monthly revenues for the quarter divided by average customer relationships for such quarter.

(h)

For Mediacom Broadband LLC, represents total debt at quarter end divided by annualized OIBDA for the quarter. For Mediacom LLC, represents total debt at quarter end divided by annualized Adjusted OIBDA for the quarter.

(i)	For Mediacom Broadband LLC, represents OIBDA divided by cash interest expense for the quarter. For Mediacom LLC, represents Adjusted OIBDA divided by cash interest expense for the quarter.

(j)	Represents Adjusted OIBDA as a percentage of total revenues.